Exhibit 99




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                              FOR IMMEDIATE RELEASE


            May 14, 1997 -- Chic by H.I.S, Inc. (New York Stock Exchange symbol:
JNS) announced that the managing underwriter in connection with the initial public offering of its wholly owned German subsidiary, H.I.S. sportswear AG ("H.I.S."), has exercised its overallotment option to purchase an additional 200,000 shares (representing 4.5%) of H.I.S. at an offering price of DM39 per share (approximately $22.94 per share), bringing the total number of shares of H.I.S. sold pursuant to the offering to 2,120,000 (representing 47.5%). The securities sold pursuant to the offering have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

            Net proceeds to be received by Chic from the sale will be used to repay indebtedness and for general corporate purposes.

            Chic designs, manufactures and markets moderately priced, basic style, cotton denim jeans, casual pants and shorts for women, girls, men and boys. Chic's German subsidiary markets women's and men's jeans and casual pants under the H.I.S. brand name primarily in Germany and, to a lesser extent, Austria, Switzerland, the Czech Republic and Poland.

            FOR FURTHER INFORMATION: Contact: Chic Public Relations Department (212-302-6400).